                                CERTIFICATE OF MERGER

                                          OF

                    HORIZON PHARMACIES, INC., A TEXAS CORPORATION

                                         AND

                   HORIZON PHARMACIES, INC., A DELAWARE CORPORATION

                      -----------------------------------------

                               Under Section 252 of the
                           Delaware General Corporation Law

                      -----------------------------------------


     Pursuant to the provisions of Section 252 of the Delaware General Corporation Law, the undersigned hereby certifies:

     1. CONSTITUENT CORPORATIONS. The names of the constituent corporations to the merger (the "Merger") are HORIZON Pharmacies, Inc., a Texas corporation ("HORIZON-TX"), and HORIZON Pharmacies, Inc., a Delaware corporation ("HORIZON-DE"), and HORIZON-TX and HORIZON-DE are collectively referred to herein as the "Constituent Corporations".

     2. AGREEMENT AND PLAN OF MERGER. An Agreement and Plan of Merger, dated as of April 27, 1998 (the "Merger Agreement"), by and between HORIZON-TX and HORIZON-DE setting forth the terms and conditions of the Merger has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 252 of the Delaware General Corporation Law.

     3. SURVIVING CORPORATION. The surviving corporation in the Merger shall be HORIZON-DE (the "Surviving Corporation") and its name as the Surviving Corporation shall be "HORIZON Pharmacies, Inc."

     4. CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION. The Certificate of Incorporation of HORIZON-DE, as in effect immediately prior to the effectiveness of the Merger, shall continue to be in full force and effect as the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the terms thereof and the laws of the State of Delaware.

     5. MERGER AGREEMENT. The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation presently located at 275 W. Princeton Drive, Princeton, TX 75407. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

     6. AUTHORIZED CAPITAL STOCK OF HORIZON-TX. The authorized capital stock of HORIZON-TX consisted of 14,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock.

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     7.   EFFECTIVENESS. The Merger will be effective upon the filing of (a)
this Certificate of Merger in accordance with Section 252 of the Delaware General Corporation Law and (b) Articles of Merger with the Secretary of State of the State of Texas.

     IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by its Chairman and Chief Operating Officer and attested to by its Secretary, this 30th day of June, 1998.

                                       HORIZON PHARMACIES, INC.,
                                       A DELAWARE CORPORATION


                                       By:
                                          -------------------------------------
                                            Ricky D. McCord, Chairman and Chief
                                              Operating Officer

ATTEST:


-----------------------------
Sy S. Shahid, Secretary











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